NEWS FOR IMMEDIATE RELEASE

Head Office:
Venture Way
Priorswood Industrial Estate
Taunton, Somerset, TA2 8DE U.K.
Telephone: 441.823.331081
Facsimile: 441.823.323382

North American
Representative Office:
595 Howe Street, Suite 504
Vancouver, BC V6C 2T5 Canada
Telephone: 604.689.1515
Facsimile: 604.687.8678

CUSIP #: 823222104

MARSHALSEA LETTER OF INTENT EXPIRES

October 25, 2004 - SHEP TECHNOLOGIES INC. (OTCBB: STLOF, BER: IH3) ("STI" or the "Company") advises the letter of intent to acquire Marshalsea Hydraulics Limited, as previously announced on May 26, 2004, has expired. There are no current plans to extend the letter of intent or to resume discussions concerning a possible acquisition.

"While we viewed this potential acquisition as an opportunity, the current realities of our share price and market capitalization make the terms of the required financing hugely dilutive and therefore unacceptable to the Company. Both parties have agreed to investigate alternative means of developing STI's technology," said President, Malcolm P. Burke.

STI has accepted the resignations, effective October 22nd, 2004, of Clive A. Bowen and Betty Anne Loy from its board of directors. Ms. Loy has also resigned as Secretary of the Company. Management and directors of STI wish to thank Mr. Bowen and Ms. Loy for their past services to the Company and wish them all the best in future endeavors.

ON BEHALF OF THE BOARD OF DIRECTORS

Malcolm P. Burke

Malcolm P. Burke, President and Chief Executive Officer

Statements about the Company's future expectations, including future revenues, earnings, product development, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

For further information, visit www.shepinc.com or contact:

SHEP Technologies Inc.
Mike Marrandino, Investor Relations and Corporate Communications
Phone: 1-877-689-1515 or 604-689-1515 (x 111)
Email: investor@shepinc.com